Murphy Oil Corporation
200 Peach Street, P.O. Box 7000
El Dorado, Arkansas

June 20, 2012

Mr. David M. Wood
Murphy Oil Corporation
200 Peach Street, P.O. Box 7000
El Dorado, Arkansas

Dear David:

This letter agreement (the “Agreement”) sets forth our mutual agreement concerning your retirement as a director, executive officer and employee of Murphy Oil Corporation, a Delaware corporation (the “Company”).

1.      Retirement.  Your employment with the Company and its subsidiaries and affiliates will terminate in all capacities as of June 30, 2012 (the “Effective Date”); provided, however, that you hereby resign, effective as of the date of this Agreement, from your positions as President and Chief Executive Officer and a director of the Company and from all other officer positions, directorships and positions that you currently hold with the Company or any of its subsidiaries or affiliates.

2.      Severance Benefits.  Subject to your compliance with your obligations under this Agreement and in consideration of the covenants set forth herein and the waiver and release set forth below, and provided that you do not revoke this Agreement in accordance with Section 17(i), the Company will provide you with the following severance payments and benefits:

(a)      Severance.  The Company will pay you severance in the amount of $500,000, $250,000 of which will be paid to you promplty following the expiration of the Revocation Period (as defined in Section 17(i)) and $250,000 of which will be paid to you on the first anniversary of the Effective Date.

(b)      2012 Annual Bonus.  Your retirement will be treated as a “Retirement” (as defined in the Company’s 2007 Annual Incentive Plan (the “AIP”)) under the AIP.  Accordingly, you will be eligible to receive an annual bonus for the fiscal year ending December 31, 2012 depending on satisfaction of the applicable performance goals, which annual bonus, if any, will be prorated by multiplying the annual bonus you would have been awarded if you were employed by the Company on December 31, 2012 by a fraction, the numerator of which is the number of days during the period beginning on January 1, 2012 and ending on the Effective Date, and the denominator of which is 365.  Your resulting prorated annual bonus for 2012, if any, will be paid at the same time that bonuses under the AIP for the fiscal year ending December 31, 2012 are paid to participants in the AIP generally, but in no event later than March 15, 2013.

(c)      Company Stock Options and Restricted Stock Units.  You currently hold a) vested options (the “Options”) to purchase 432,500 shares of the Company’s common stock (“Common Stock”), as evidenced by the Stock Option Agreements described on Schedule A hereto, and b) unvested performance-based restricted stock units (the “RSUs”) relating to 190,000 shares of Common Stock, as evidenced by the Restricted Stock Unit Agreements described on Schedule A hereto.  For purposes of the Options and the RSUs, your retirement will be treated as a “Normal Termination” (as defined in the Company’s 1992 Stock Incentive Plan or the Company’s 2007 Long Term Incentive Plan, as applicable (collectively, the “Equity Plans”)) under the Equity Plans.  Accordingly, (i) all of your vested Options will remain exercisable until the earlier of (A) the normal expiration date of the applicable Option and (B) the second anniversary of the Effective Date and (ii) your outstanding RSUs will vest and become payable at the end of the applicable performance period (x) depending on satisfaction of the applicable performance goals and (y) any such RSUs for which the applicable performance goals are satisfied at the end of a performance period will only vest and become payable on a pro rata basis, in an amount determined by multiplying the number of  RSUs you would have earned if you were employed by the Company at the end of the applicable performance period by a fraction, the numerator of which is the number of months in the period beginning on the grant date of the applicable RSU and ending on the last day of the month in which the Effective Date occurs, and the denominator of which is 36.  For the avoidance of doubt (i) any unvested options to purchase shares of Common Stock you hold as of the Effective Date will be forfeited as of the Effective Date pursuant to the terms of the applicable Equity Plan and the applicable Stock Option Agreement relating thereto, and (ii) and any outstanding RSUs which do not vest and become payable as provided in this Section 2(c) will be forfeited pursuant to the terms of the applicable Equity Plan and the applicable Restricted Stock Unit Agreement relating thereto.

3.      Vacation.  Any accrued but unused vacation you have as of the Effective Date will be paid to you in accordance with the Company’s vacation policy.

4.      Qualified Retirement Plans.  You will be entitled to receive your vested accrued benefits as of the Effective Date under (i) the Retirement Plan of Murphy Oil Corporation, as Restated Effective January 1, 2002 Including Amendments Made Between 2002 and 2009 (the “Retirement Plan”), and (ii) the Thrift Plan for Employees of Murphy Oil Corporation in accordance with the terms and conditions of such plans, as applicable.

5.      Supplemental Retirement Plan.  You will be entitled to receive your vested accrued benefits (defined contribution and defined benefit) as of the Effective Date under the Company’s Supplemental Executive Retirement Plan, as Restated Effective January 1, 2008 (the “SERP”), in accordance with the terms and conditions of such plan; provided that the SERP will be amended as of the Effective Date to grant you an additional three years of age and three years of service credit as of the Effective Date for purposes of calculating your accrued defined benefit under both the Retirement Plan and the SERP, except that the amount of any such resulting additional defined benefit will be payable only under the SERP.  Notwithstanding the foregoing, any payments otherwise payable to you under the SERP during the six-month period beginning on the Effective Date will be paid to you in a lump sum at the end of such six-month period in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

6.      Consulting Engagement.  Subject to your compliance with your obligations under this Agreement and in consideration of the covenants set forth herein and the waiver and release set forth below, you will be engaged as a consultant to the Company for a period (the “Consulting Period”) beginning on the Effective Date and ending on the first anniversary of the Effective Date.  Your services hereunder during the Consulting Period shall consist of such consulting and advisory services, and shall be provided at such times, as may be requested from time to time by the Company; provided, however, that such services shall not be required for more than 24 hours during any one-month period.  Your obligation to provide consulting and advisory services, as requested by the Company, shall not unreasonably interfere with your other employment or business endeavors.  During the Consulting Period, as compensation for the consulting services to be performed by you hereunder, the Company will pay you a fee (the “Consulting Fee”) at a monthly rate of $112,500, payable within 5 days after the end of each applicable month.  You will not be treated as an employee of the Company or any of its subsidiaries or affiliates at any time after the Effective Date including, without limitation, during the Consulting Period, for any purposes, including, without limitation, for purposes of any past, present or future employee benefit plan, program or arrangement of the Company or any of its subsidiaries or affiliates.

Your services hereunder during the Consulting Period, if any, will be performed in the capacity of an “independent contractor.”

7.      No Other Compensation or Benefits.  Except as otherwise specifically provided herein or as required by Section 4980B(f) of the Code (relating to “COBRA” coverage) or other applicable law, you will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company or any of its subsidiaries or affiliates on or after the Effective Date.

8.      Cooperation.  From and after the date hereof, you will (i) cooperate in all reasonable respects (after taking into account any employment obligations or business endeavors you may have and such obligation to cooperate shall not require you to provide any such cooperation to the extent it would unreasonably interfere with such employment or business endeavors) with the Company and its subsidiaries and affiliates and its directors, officers, attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation involving the Company or any of its subsidiaries or affiliates, including any such action, proceeding, investigation or litigation in which you are called to testify and (ii) promptly respond to all reasonable requests by the Company and its subsidiaries and affiliates relating to information concerning actual or prospective customers of the Company or any subsidiary or affiliate which may be in your possession.  The Company will reimburse you for any reasonable out-of-pocket expenses incurred by you in connection with any such cooperation by you, provided that such expenses have been approved in writing in advance by the Chief Executive Officer of the Company.  To the extent that such expenses are reasonably estimated by you to be other than de minimis, the Company shall, subject to the approval set forth in the preceding sentence, advance you the amount of expenses that you reasonably believe you will incur in connection with such cooperation for the ensuing 15 day period upon your agreement to properly account to the Company for actual expenses and to pay back the Company any amount of such advancements that are not actually used to pay such estimated expenses.

9.      Return of Property.  You represent that you have surrendered or will surrender within 10 days after the Effective Date to the Company all property of the Company and its subsidiaries and affiliates in your possession and all property made available to you in connection with your employment by the Company including, without limitation, any and all records, manuals, customer lists, notebooks, computers, computer programs and files, papers, electronically stored information and documents kept or made by you in connection with your employment.

10.      Mutual Non-Disparagement.  You and the Company and its affiliates, and the Company’s executives while acting within the course and scope of their employment, shall refrain from any derogatory or disparaging comments about each other, including any such comments relating to your employment, service as a director or separation from service; provided, however, that this obligation shall not apply to or restrict the communication of information by the Company or its affiliates, the Company’s executives or you to any state or federal law enforcement agency or testimony or disclosure compelled by law or regulation or process of law.  A violation, or threatened violation, of this Section may be temporarily enjoined by a duly authorized court.  The rights afforded under this Section are in addition to any and all rights and remedies otherwise afforded by applicable law.

11.      Release.

(a)      General Release. In consideration of the Company’s obligations under this Agreement and for other valuable consideration, you hereby release and forever discharge the Company, its subsidiaries and affiliates and each of their officers, employees, directors and agents (collectively, the “Released Parties”) from any and all claims, actions and causes of action (collectively, “Claims”), including, without limitation, any

Claims arising under any applicable federal, state, local or foreign law, that you may have, or in the future may possess, arising out of (x) your employment relationship with and service as a director, employee or officer of the Company or any of its subsidiaries or affiliates, and the termination of such relationship or service, or (y) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth in this Section 11(a) will not apply to (i) the obligations of the Company under this Agreement and (ii) the obligations of the Company to continue to provide director and officer indemnification to you, including coverage under the Company’s director and officer liability insurance policies to the same extent provided to other senior officers and directors of the Company.  You further agree that the payments and benefits described in this Agreement will be in full satisfaction of any and all claims for payments or benefits, whether express or implied, that you may have against the Company or any of its subsidiaries or affiliates arising out of your employment relationship, your service as a director, employee or officer of the Company or any of its subsidiaries or affiliates and the termination thereof.  This Section 11(a) does not apply to any Claims that you may have as of the date you sign this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).  Claims arising under ADEA are addressed in Section 11(b) of this Agreement.

(b)      Specific Release of ADEA Claims.  In consideration of the payments and benefits provided to you under this Agreement, you hereby release and forever discharge the Company, its subsidiaries and affiliates and each of their officers, employees, directors and agents from any and all Claims that you may have as of the date you sign this Agreement arising under ADEA.  By signing this Agreement, you hereby acknowledge and confirm the following: c) you were advised by the Company in connection with your termination to consult with an attorney of your choice prior to signing this Agreement and to have such attorney explain to you the terms of this Agreement, including, without limitation, the terms relating to your release of claims arising under ADEA; d) you have been given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of your choosing with respect thereto; and e) you are providing the release and discharge set forth in this Section 11(b) only in exchange for consideration in addition to anything of value to which you are already entitled.

12.      Confidentiality.

(a)      Confidentiality.  You agree that you will not at any time, except with the prior written consent of the Company, directly or indirectly, reveal to any person, entity or other organization (other than the Company or its employees, officers, directors or agents) or use for your own benefit any Confidential Information (as defined below).  Notwithstanding anything in this Section 12 to the contrary, in the event that you become legally compelled to disclose any Confidential Information, you will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy.  In the event that such protective order or other remedy is not obtained, you will furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and you will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded for any such Confidential Information.

(b)      Confidential Information.  “Confidential Information” means, without limitation and regardless of whether such information or materials are expressly identified as confidential or proprietary, (i) any and all non-public, confidential or proprietary information of the Company or any of its subsidiaries or affiliates, (ii) any information of the Company or any of its subsidiaries or affiliates that gives the Company or any of its subsidiaries or affiliates a competitive business advantage or the opportunity of obtaining such advantage, (iii) any information of the Company or any of its subsidiaries or affiliates the disclosure or improper use of which would reasonably be expected to be detrimental to the interests of the Company or any of its subsidiaries or affiliates and (iv) any trade secrets of the Company or any of its subsidiaries or affiliates.  Confidential Information also includes any non-public, confidential or proprietary information about, or belonging to, any third party that has been entrusted to the Company or any of its subsidiaries or affiliates.  The term “Confidential Information” shall not include information that is or becomes generally available to the public other than as a result of a disclosure by you, or at your direction.

13.      Restrictions on Solicitation.  During the period beginning on the date of this Agreement and ending on the second anniversary of the Effective Date (the “Restricted Period”), you will not, without the Company’s express written consent, directly or indirectly, solicit, induce or attempt to induce any employees, agents or consultants of the Company or its subsidiaries or affiliates to do anything from which you are restricted by reason of this Agreement nor will you, directly or indirectly, solicit, induce or aid others to solicit or induce any employees, agents or consultants of the Company or any of its subsidiaries or affiliates to terminate their employment or engagement with the Company or any of its subsidiaries or affiliates and/or to enter into an employment, agency or consultancy relationship with you or any other person or entity with whom you are affiliated.

14.      Restrictions on Competition.  During the period beginning on the date of this Agreement and ending on the first anniversary of the Effective Date, you will not, without the Company’s express written consent, directly or indirectly, own, manage, operate, control, render service to, or participate in the ownership, management, operation or control of any Competitor (as defined below) anywhere in the United States or in any non-U.S. jurisdiction in which the Company is engaged or plans to engage in business on the Effective Date; provided, however, that you will be entitled to own shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or the Nasdaq Stock Market which represent, in the aggregate, not more than 1% of such corporation’s fully-diluted shares.  For purposes of this Agreement, “Competitor” means any company, other entity or association or individual that directly or indirectly is engaged in (i) the business of oil or gas exploration or production or (ii) any other business in which the Company or any of its subsidiaries is engaged as of the Effective Date.

15.      Certain Remedies.

(a)      Remedies.  Without intending to limit the remedies available to the Company and its subsidiaries and affiliates, including, but not limited to, those set forth in Section 15(b) hereof, you agree that a breach of any of the covenants contained in this Agreement may result in material and irreparable injury to the Company and its subsidiaries and affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company or any of its subsidiaries or affiliates will be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining you from engaging in activities prohibited by the covenants contained in this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement.  Such injunctive relief in any court shall be available to the Company and its subsidiaries and affiliates in lieu of, or prior to or pending determination in, any arbitration proceeding.

(b)      Cessation of Payments and Benefits.  In the event that you (i) file any charge, claim, demand, action or arbitration with regard to your employment, compensation or termination of employment under any federal, state or local law, or an arbitration under any industry regulatory entity, except in either case for a claim for breach of this Agreement or failure to honor the obligations set forth herein, or (ii) breach any of the covenants contained in this Agreement, the Company shall be entitled to cease making any payments or providing any benefits due hereunder.

16.      Section 409A.

(a)      General.  The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and interpretive guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  The Company and you shall take commercially reasonable efforts to reform or amend any provision hereof consistent with the foregoing intent of the parties to the extent that the Company reasonably determines that such provision would or could reasonably be expected to cause you to incur any additional tax or interest under Section 409A, provided that any such modifications shall not increase the, or result in any, cost or liability to the Company.

(b)      Separation from Service.  Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon your termination of employment shall (subject to Section 409A(a)(2)(B)(i) of the Code) be payable only upon your “separation from service” with the Company within the meaning of Section 409A.

(c)      Expense Reimbursements.  To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to you shall be paid to you no later than December 31 of the year following the year in which the expense was incurred; provided that you submit your reimbursement request promptly following the date the expense is incurred in accordance with the Company’s expense reimbursement policy, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

17.      Miscellaneous.

(a)      Entire Agreement.  This Agreement and the Stock Option Agreements and Restricted Stock Unit Agreements described in Schedule A hereto set forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersede and replace any express or implied prior agreement with respect to the terms of your employment and the termination thereof which you may have had with the Company or any of its subsidiaries or affiliates.  This Agreement may be amended only by a written document signed by the parties hereto.

(b)      Governing Law.  This Agreement will be governed by, and construed in accordance with, the laws of the State of Arkansas (determined without regard to the choice of law provisions thereof).

(c)      Withholding Taxes.  Any payments made or benefits provided to you under this Agreement will be reduced by any applicable withholding taxes.

(d)      Voluntary Assent.  You affirm that you have read this Agreement, and understand all of its terms, includaing the full and final release of claims set forth in Section 11.  You further acknowledge that you have voluntrily entered into this Agreement; that you have not relied upon any representation or statement, written or oral, not set forth in this Agreement; that the only consideration for signing this Agreement is as set forth herein; and that this document gives you the opportunity and encourages you to have this Agreement reviewed by your attorney and/or tax advisor.

(e)      Waiver.  The failure of either party to this Agreement to enforce any of its terms, provisions or covenants will not be construed as a waiver of the same or of the right of such party to enforce the same.  Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement will not operate as a waiver of any other breach or default.

(f)      Severability.  In the event that any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement will not in any way be affected or impaired thereby.  If any provision of this Agreement is held to be excessively broad as to duration, activity or subject, such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law.

(g)      Counterparts.  This Agreement may be executed in one or more counterparts, which together will constitute one and the same agreement.

(h)      Successors and Assigns.  Except as otherwise provided herein, this Agreement will inure to the benefit of and be enforceable by you and the Company and your and its respective successors and assigns.

(i)      Revocation.  This Agreement may be revoked by you within the 7-day period commencing on the date you sign this Agreement (the “Revocation Period”).  In the event of any such revocation by you, all obligations of the Company and you under this Agreement will terminate and be of no further force and effect as of the date of such revocation.  No such revocation by you will be effective unless it is in writing and signed by you and received by the Company prior to the expiration of the Revocation Period.

(j)      Notices.  Any notices required or made pursuant to this Agreement will be in writing and will be deemed to have been given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as follows:

David M. Wood:

at the address reflected in the Company’s records as of the Effective Date, as updated from time to time if to the Company:

Murphy Oil Corporation
200 Peach Street, P.O. Box 7000,
El Dorado, Arkansas
Attention: General Counsel

or to such other address as either party may furnish to the other in writing in accordance with this Section 17(j).  Notices of change of address will be effective only upon receipt.

MURPHY OIL CORPORATION
By:	/s/ Walter K. Compton
Name:Walter K. Compton
Title: Senior Vice President and General Counsel

Accepted and Agreed:
/s/ David M.Wood
David M. Wood Dated: June 20, 2012

SCHEDULE A

Stock Option Agreements (Vested Options)
No. of Shares of Common Stock	Grant Date
17,500	February 4, 2003
50,000	January 31, 2006
75,000	February 6, 2007
50,000	February 5, 2008
140,000	February 3, 2009
100,000	February 2, 2010
Restricted Stock Unit Agreements
No. of Units Relating to Shares of Common Stock	Grant Date
65,000	February 2, 2010
60,000	February 1, 2011
65,000	January 31, 2012